EXHIBIT 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:
1.Registration Statement (Form S-8 No. 333-206611, 333-211143, 333-217822, 333-224768, No. 333-231501, 333-238250, 333-255946, 333-264976 and 333-270974) pertaining to the Wix.com Ltd. 2013 Incentive Compensation Plan, and
2.Registration Statement (Form S-8 No. 333-231499, 333-238251, 333-255947, 333-264975, 333-270975, 333-197899, 333-206610, 333-211144, 333-217821 and 333-224769) pertaining to the Wix.com Ltd. Amended and Restated 2013 Employee Stock Purchase Plan;
of our reports dated March 22, 2024, with respect to the consolidated financial statements of Wix.com Ltd. and the effectiveness of internal control over financial reporting of Wix.com Ltd. included in this Annual Report (Form 20-F) of Wix.com Ltd. for the year ended December 31, 2023.

   /s/ Kost Forer Gabbay & Kasierer
  A Member of EY Global

Tel Aviv, Israel
March 22, 2024